Exhibit 10.2

Service Agreement

(1)    Bottomline Technologies Europe Limited

(2)    Nigel Savory

Dated    March 12, 2021

Contents

1.	Definitions and interpretation	1
2.	Appointment	5
3.	Term	5
4.	Duties	5
5.	Hours of work	6
6.	Place of Work	6
7.	Expenses	6
8.	Salary	6
9.	Bonus	7
10.	Pension	7
11.	Stock Incentives	7
12.	Car Allowance	8
13.	Other Benefits	8
14.	Holidays	8
15.	Sickness Absence	9
16.	Sick Pay	9
17.	Obligations during Employment	10
18.	Confidential Information	11
19.	Intellectual Property	11
20.	Garden Leave	12
21.	Payment in lieu of notice	13
22.	Termination by the Company without Cause	13
23.	Transition Notice	14
24.	Summary Termination	15
25.	Reconstruction and Amalgamation	15
26.	Obligations after Employment	16
27.	Property	16
28.	Resignation from Appointments	16
29.	Suspension	16
30.	Disciplinary and Dismissal Rules	16
31.	Grievance	17
32.	Data Protection	17
33.	Warranty	17
34.	Deductions	17
35.	Power of Attorney	17
36.	Collective Agreements	17
37.	Entire Agreement	17
38.	Third Parties	18
39.	Releases and waivers	18
40.	Notices	18
41.	Variation	18
42.	Counterparts	18
43.	Governing law and jurisdiction	19
	Schedule 1 – Post Termination Restrictions	20
	Schedule 2 – Adviser Agreement	23

7610007 v9

This Agreement is made on March 12, 2021

Between:

(1)    Bottomline Technologies Europe Limited (company number: 3693514) whose registered office is at 1600 Arlington Business Park, Theale, Reading, England, RG7 4SA (the "Company"); and

(2)    Nigel Savory of Dovecote Barn, Withyditch, Dunkerton, Bath, BA2 8AY ("You").

Background:

(A)    You were employed by the Company as Managing Director EMEA or such other capacity as the Company reasonably directs under the terms of a Service Agreement with the Company (formerly known as Checkpoint (Holdings) Limited and Bottomline Technologies Limited) dated 22 November 1999, as amended by a Deed of Variation to the Service Agreement dated 18 February 2011 (together with any amendments thereto or any other agreement between you and the Company or any member of the Group relating to your employment, collectively the “Prior Agreements”).

(B)    Following discussions between you, the CEO and the Company it has been agreed that you will be promoted to the position of Chief Product & Growth Officer with effect from 12 March 2021 (the “Effective Date”).

(C)    Accordingly, taking into account the importance of your new role, the parties have agreed terms which will apply to your elevated position within the Group, as set out in this Agreement. You have indicated that the new role, while a promotion, provides some uncertainty for you. Accordingly, the Company has agreed to provide the assurance of certain transition payments and benefits in the event that the new role does not work out as the parties envisage, including if you elect to commence the search for a new position outside of the Group.

(D)    As of the Effective Date, this Agreement supersedes and replaces the Prior Agreements in their entirety.

It is agreed as follows:

1.    Definitions and interpretation

1.1    In this Agreement, unless the context otherwise requires:

"Agreement" means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form).

"Award" means as defined in the Plan.

"Base Salary" means as defined in clause 8.1.

"Board" means the board of directors of the Parent from time to time and includes any committee of the Board duly appointed by it.

"Businesses" means any trade or other commercial activity which is carried on by the Company and/or any Group Company, or which the Company and/or any Group Company shall have determined to carry on with a view to profit in the immediate or foreseeable future.

"Cause" means the circumstances of termination of your employment with the Company specified in clause 24 of this Agreement.

"CEO" means the CEO of the Parent.

"Change in Control" means:

(a)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Parent if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Parent (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Parent, unless the Person exercising, converting or exchanging such security acquired such security directly from the Parent or an underwriter or agent of the Parent), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (a) of this definition; or

(b)    such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Parent), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Parent or a sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Parent or substantially all of the Parent’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Parent or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)    the liquidation or dissolution of the Company.

"Change in Control Date" means the date on which a Change in Control occurs.

"Confidential Information" means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company and/or any Group Company including but not limited to:

(a)    information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);

(b)    secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company;

(c)    lists or details of employees (including compensation data), customers, potential customers or suppliers (including individual contacts at such customers, potential customers or suppliers) and the arrangements made with any customer or supplier; and

(d)    any information in respect of which the Company and/or any Group Company owes an obligation of confidentiality to any third party.

"Disability" means you have been unable to perform your duties with the Company for 90 days, whether or not consecutive, during any 360-day period, due to a physical or mental impairment. A determination of disability shall be made by a physician satisfactory to both you and the Company; provided, that if you and the Company do not agree on a physician, you and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

"Duties" means your duties as referred to in clause 4.

"Employment" means your period of employment under this Agreement which shall be deemed to include any period of garden leave served under clause 20.

"Garden Leave Period" means any period during which the Company has exercised its rights pursuant to clause 20 of this Agreement.

"Group Companies" or "Group" means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of "parent company" in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and "Group Company" means any of them.

"HMRC" means Her Majesty's Revenue and Customs.

"Holiday Year" means the period 1 January to 31 December or such other period of one year as the Company may notify to you in writing from time to time.

"Initial Term" means the period from the Effective Date until 1 June 2023 or such later date that you and the Company may mutually agree in writing prior to 1 June 2023, which has the effect of extending the Transition Period.

"Invention" means any know how, technique, process, improvement, invention or discovery (whether patentable or not) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during your Employment and which relates or could relate directly or indirectly to the Businesses.

"LDCC" means the Leadership Development and Compensation Committee.

"Material Interest" means:

(a)    the holding of any position (whether employed or engaged) or the provision of services as director, officer, employee, consultant, adviser, partner, principal, agent or volunteer;

(b)    the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Exchange; or

(c)    the direct or indirect provision of any financial assistance.

"Parent" means Bottomline Technologies, Inc.

"Plan" means the Bottomline Technologies (de), Inc. 2019 Stock Incentive Plan or any successor equity incentive plan to the Plan as may be adopted by the Parent from time to time.

"Pension Scheme" means the scheme referred to in clause 10.

"Recognised Exchange" means any of a recognised investment exchange (as defined in s 285 Financial Services and Markets Act 2000 ("FSMA")), an overseas investment exchange (as defined in s 313 FSMA), or a relevant market (as defined in article 37 FSMA 2000 (Financial Promotion) Order 2005.

"Release" means a settlement agreement in such reasonable form as provided by the Company including a general waiver and release of claims in favour of the Company and each Group Company and the provision of such payments and benefits in your favour as are conditional upon such Release in accordance with the terms of this Agreement.

"Release Date" means date that the Release becomes fully effective and binding.

"Schemes" means such schemes as the Company may operate from time to time and which are referred to in clause 13.1.

"Termination Date" means the date on which the Employment terminates.

"Transition Notice" means a written notice from either party, in accordance with the terms of this Agreement, that the working arrangement pursuant to this Agreement is either not working as desired or not one the party desires to continue provided that in your case you are resigning from your employment with the Company in order to commence a search for alternative employment outside of the Group and provided that you are not resigning from your employment with the Company (i) as a result of your receipt or acceptance of an offer of alternative employment or engagement; or (ii) in order receive or accept such an offer (whether indicative, formal or binding); or (iii) in furtherance of your pursuit of alternative employment or engagement which you reasonably expect to commence within 6 months of the Termination Date.

"Transition Period" means the period commencing on the first anniversary of the Effective Date and ending on the final day of the Initial Term.

"Works" means all works including without limitation all copyright works or designs originated, conceived, developed or written by you alone or with others during the Employment which relate to or could relate to the Businesses.

1.2    In this Agreement, unless the context otherwise requires:

(a)    words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)    a reference to a statute or statutory provision includes:

(i)    any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

(ii)    any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)    a reference to:

(i)    a "person" includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(ii)    clauses and schedules are to clauses and schedules of this Agreement and references to sub clauses and paragraphs are references to sub clauses and paragraphs of the clause or schedule in which they appear; and

(iii)    "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(d)    Except where otherwise stated, words and phrases defined in the Companies Act 2006 have the same meaning in this Agreement.

2.    Appointment

2.1    The Agreement takes effect from the Effective Date.

2.2    The Company appoints you and you agree to serve as Chief Product & Growth Officer of the Group or such other position as the Company may reasonably require on the terms of this Agreement. You shall report to the CEO.

3.    Term

3.1    Your employment with the Company commenced on 4 December 1995. No previous employment shall count as part of your continuous period of employment.

3.2    Subject to the terms of this Agreement, your Employment shall continue from the Effective Date until terminated by either party giving to the other not less than 6 months' prior written notice.

4.    Duties

4.1    You shall carry out such duties for the Group (commensurate with your position) as are applicable to your role or which the CEO, the Company or the Board assigns to you from time to time.

4.2    Without additional remuneration, you shall accept and hold for such period(s) as specified by the CEO, any office(s) including any post(s) as director, company secretary, trustee, nominee and/or representative of the Company and/or any Group Company.

4.3    Subject to the terms of this Agreement, you shall:

(a)    devote the whole of your working time and attention to the Group save that you may hold those positions set out in clause 17.2 or agreed under clause 17.1;

(b)    obey all lawful and reasonable directions of the CEO, the Company and the Board;

(c)    perform the Duties faithfully and diligently and exercise such powers consistent with those Duties;

(d)    observe in form and spirit such restrictions or limitations as may from time to time be imposed by the CEO, Company or the Board;

(e)    implement and observe in form and spirit any relevant Company and/or Group Company policy, procedures, rules and regulations (whether formal or informal);

(f)    use your best endeavours to foster the Group’s interests;

(g)    report to the General Counsel and the Board any relevant wrongdoing (including any misconduct or dishonesty) whether committed, contemplated or discussed by any director, employee or worker of the Company and/or any Group Company of which you are aware and irrespective of whether this may involve any degree of self-incrimination; and

(h)    keep the CEO and the Company properly and fully informed in such manner prescribed (with explanations where requested) of your compliance with the Duties and the affairs of the Company and/or any Group Company.

5.    Hours of work
You shall work such hours as may be necessary for the proper discharge of your Duties. You agree that your employment falls within Regulation 20 of the Working Time Regulations 1998.

6.    Place of Work

6.1    Your principal place of work is your home address provided, however, as in the past, that the role will require attendance at Group Company offices in Theale, Reading, Portsmouth, New Hampshire, and other offices on a periodic basis.

6.2    You shall travel to and work on a temporary basis from such locations within and outside of the United Kingdom as the Board may reasonably require. There is no current requirement for you to work outside the United Kingdom for any consecutive period of one month or more.

7.    Expenses

The Company will reimburse to you (or as the case may be procure the reimbursement of) all expenses wholly, properly and necessarily incurred by you in the performance of the Duties in accordance with the Company's policy on expenses in force from time to time.

8.    Salary

8.1    You will be paid a salary of £234,100 per annum (the “Base Salary”), subject to deduction of such tax and national insurance as the Company is required by law to deduct and which is inclusive of any fees you are entitled to as a director of the Company and/or any Group Company.

8.2    Your salary will accrue from day to day and is payable in equal monthly instalments in arrears on or about the 25th day of each month, directly into a bank or building society account nominated by you.

8.3    Your salary will be reviewed by the CEO and the LDCC each year, save where you are working under notice of termination. There is no obligation on the Company to increase your salary. Any increase awarded will be effective from the date specified by the Company.
9.    Bonus
9.1    In addition to the Base Salary, the Company may award you a bonus of such amount and subject to such conditions (including, but not limited to, conditions for and timing of payment) as the CEO and/or the LDCC shall in their absolute discretion determine from time to time.

9.2    Subject to the terms, conditions and rules of the applicable plan in force from time to time and the successful achievement by you and the Group of any targets and/or objectives determined by the CEO and/or the LDCC for each year, you shall be eligible for a discretionary bonus payment of up to £135,000. Whether each target or objective has been successfully completed, whether to pay any bonus and, if so, the amount of any bonus payment are matters within the discretion of the CEO and subject to the approval of the Board. You agree that the terms and conditions applicable to the bonus plan may be varied from time to time and acknowledge that the targets and objectives are likely to vary from year to year.

9.3    The bonus plan is intended to incentivise you to remain in the employment of the Company and, accordingly, except as provided in this Agreement, the payment of any bonus is conditional on you being in the employment of the Company and not having given or been given notice of termination of employment on the day the bonus payment would otherwise have been due for payment. All bonus payments shall be subject to deductions for income tax employee’s national insurance contributions and any other withholdings required by applicable law. Any bonuses paid to you by the Company shall not be pensionable and shall not therefore give rise to you being entitled to any additional Company pension contributions.
10.    Pension
10.1    You are an active member of the Company’s group personal pension scheme, full details of which are available from Human Resources.

10.2    The Company shall contribute an amount equal to 4% of your Base Salary to the Pension Scheme during each year of the Employment. The Company’s contributions to the Pension Scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Pension Scheme and the tax reliefs and exemptions available from HMRC, as amended from time to time.

10.3    The Company will comply with the employer pension duties in accordance with part 1 of the Pensions Act 2008.
11.    Stock Incentives
11.1    Subject to the approval of the LDCC and subject to clause 11.2, in each fiscal year during the Initial Term you will be granted an Award consistent with the Award you received in August 2020 (the “Annual Award”). The Annual Award shall be subject to adjustment for changes in the Parent’s capitalisation in the same manner as the number and class of securities available under the Plan may be adjusted pursuant to Section 9(a) of the Plan.

11.2    An Annual Award granted pursuant to clause 11.1 may comprise a single or multiple Awards in respect of each fiscal year. Such Awards shall be granted at or around the same time as Awards are granted to other executive officers, and shall take a form and be subject to terms (including as to exercise price (if any), vesting and expiration date) that are substantially the same as the Awards granted to other executive officers at or around such time. Accordingly, the Annual Award shall be subject to adjustments in form, structure or terms to the extent such adjustments are made generally to Awards to other executive officers.

11.3    Except as provided for in this Agreement, in calculating any payment, compensation or damages on the termination of the Employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in the Plan or any impact upon participation such termination may have.
12.    Car Allowance
12.1    Subject to you holding a valid licence to drive a car in the United Kingdom, the Company will pay you a car allowance at the rate of £900 per month for use of your own car in performing your Duties. This car allowance shall be payable together with and in the same manner as your salary, but shall not be treated for any purpose as part of your salary and shall not be pensionable.

12.2    If you are disqualified from driving, you shall notify the Company immediately.
13.    Other Benefits
13.1    Subject to clauses 13.2 to 13.5 below, you shall be entitled to participate in such of the following schemes as the Company may operate from time to time:

(a)    the permanent health insurance scheme;

(b)    the life assurance scheme; and

(c)    the private medical expenses insurance scheme.

Details are available from Human Resources.

13.2    Participation and entitlement to benefits under any of the Schemes is subject to:

(a)    the terms of the relevant Scheme as amended from time to time;

(b)    the rules or policies as amended from time to time of the relevant Scheme provider;

(c)    acceptance by the relevant Scheme provider; and

(d)    satisfaction of the normal underwriting requirements of the relevant Scheme provider and the premium being at a rate which the Company considers reasonable.

13.3    The Company shall only be obliged to make any payment under any Scheme where it has received payment from the relevant Scheme provider for that purpose. If a Scheme provider refuses to provide any benefit to you, whether based on its own interpretation of the terms and/or rules of the relevant Scheme or otherwise, the Company shall not be liable to provide you with any replacement benefit whatsoever or pay any compensation in lieu of such benefit.

13.4    The Company, in its absolute discretion, reserves the right to discontinue, vary or amend any of the Schemes (including the provider and/or level of cover provided under any Scheme) at any time on reasonable notice to you.

13.5    Any other benefit provided to you shall, unless otherwise agreed in writing, be at the absolute discretion of the Company who may, at any time, withdraw or vary the terms of any such benefit as it sees fit.

14.    Holidays

14.1    In addition to the usual public or bank holidays in England and Wales, you are entitled to 30 working days' paid holiday in each Holiday Year (pro rated to the nearest half day for the Holiday Year in which the Employment commences and terminates).

14.2    Holiday must be taken at such times as are agreed with the Company. On giving at least 5 days' notice, the Company may require you to take any accrued but untaken holiday where you are under notice of termination.

14.3    You may not carry forward any part of your holiday entitlement to a subsequent Holiday Year, except with the prior written consent of the Company. Save as provided for in clause 14.4 no payment in lieu will be made of any unused holiday entitlement in any Holiday Year.

14.4    On termination of the Employment:
(a)    you will be entitled to pay in lieu of any accrued but untaken holiday entitlement; or
(b)    you will be required to repay to the Company any Base Salary received for holiday taken in excess of your accrued entitlement (which you agree may be deducted from any payments, including salary, due to you from the Company).

Any payment or repayment pursuant to this clause will be calculated on the basis of 1/260 of your Base Salary. It will not be calculated on any entitlement to bonus, allowance or other payment.

15.    Sickness Absence

15.1    If you are unable to perform the Duties due to sickness or injury, you must report this on the first working day of such sickness or injury to the Company, indicating so far as practicable the date on which you expect to return to work. You shall keep the Company informed and provide it with such certification of your condition as it may require.

15.2    If at any time in the reasonable opinion of the Company you are unable to perform all or part of the Duties due to sickness or injury, you will at the request and expense of the Company:

(a)    consent to an examination by a doctor nominated by the Company; and

(b)    authorise the doctor to disclose to and discuss with the Company, his or her report (including copies) of the examination and your fitness for work.

15.3    The Company is entitled to rely on the reasonable opinion of any doctor engaged to examine you under clause 15.2 as to your fitness for work. Where such doctor considers you to be unfit for work, you are not entitled to receive any payment in excess of any sick pay entitlement pursuant to clause 16.

16.    Sick Pay

16.1    Subject to compliance with clause 15 and clauses 16.2 and 16.5 below, you will be entitled to your Base Salary and, subject to the rules of any applicable scheme, any contractual benefits for a total of 65 days absence in any period of 12 consecutive months and after that such remuneration or benefits (if any) as the Company may in its absolute discretion determine from time to time. Any payment made to you under this clause is inclusive of your entitlement (if any) to statutory sick pay (for which your qualifying days are Monday to Friday).

16.2    Where your absence(s) exceed(s) 65 days in any period of 12 consecutive months, you shall have no entitlement to any remuneration or benefits pursuant to clause 16.1 until you have returned to work and remained at work for a continuous period of 26 weeks.

16.3    At the absolute discretion of the Company no sick pay, except for any statutory sick pay, will be payable in respect of any period where:

(a)    you refuse to consent to:

(i)    a medical examination at any time by a doctor appointed by the Company; and/or

(ii)    the provision of your medical records to that doctor; and/or

(iii)    the results of such examination being disclosed to the Company and the Company discussing such results with the relevant doctor.

(b)    you refuse upon request:

(i)    to obtain a medical report from your GP or another person responsible for your clinical care; and/or

(ii)    to provide this report to the Company; and/or

(iii)    to give the Company permission to discuss the report with your GP or other person responsible for your clinical care.

16.4    For the purpose of clauses 16.1 and 16.3, any delay by the Company in terminating the provision of sick pay and/or any other remuneration and/or benefits will not constitute a waiver of its right to do so.

16.5    If your sickness or injury is or appears to be caused by the negligence, nuisance or breach of any statutory duty of a third party, in respect of which damages are or may be recoverable you shall:

(a)    immediately notify the Company of all relevant facts and of any claim, compromise, settlement or judgement made or awarded in connection with it and all relevant particulars that the Company may reasonably require; and

(b)    if required by the Company, refund to the Company that part of any damages or compensation recovered by you relating to your loss of earnings for the period of sickness or injury as the Company reasonably determines provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of sickness or injury.

17.    Obligations during Employment

17.1    Save as provided for in clause 17.2 or with the prior written permission of the Board (not to be unreasonably withheld), you shall not during your employment (whether during or outside normal working hours):

(a)    hold any Material Interest in any person which:

(i)    is or shall be wholly or partly in competition with any of the Businesses;

(ii)    impairs or might reasonably be thought by the Company to impair your ability to act at all times in the best interests of the Company and/or any Group Company; and/or

(iii)    requires or might reasonably be thought by the Company to require you to make use of or disclose any Confidential Information to further your interests in that person;

(b)    take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of the Businesses;

(c)    carry out any public or private work other than the Duties (whether for profit or otherwise);

(d)    directly or indirectly receive in respect of any goods or services sold or purchased or any other business transacted (whether or not by you) by or on behalf of the Company and/or any Group Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the relevant Company and/or Group Company rules or guidelines. You will account to the Company for the value of any such inducement.

17.2    You shall be permitted to continue to hold your position as a non-executive director of FISCALTEC Group Limited (registered in England with company number 04801615) as approved by the Company.

17.3    You shall observe relevant rules of law, requirements, recommendations, rules and regulations (as amended from time to time) of any Recognised Exchange and the guidelines/codes relating to dealings in shares, debentures or other securities of the Parent.

18.    Confidential Information

18.1    You shall not either during the Employment or at any time after its termination (howsoever arising), directly or indirectly, use, disclose or communicate to any person whatsoever, and shall use your best endeavours to prevent the publication or disclosure of, any Confidential Information.

18.2    Clause 18.1 does not apply to:

(a)    any use or disclosure in the proper performance of the Duties, as authorised by the Board and/or as required by law;

(b)    any information which is already in or comes into the public domain other than through your unauthorised disclosure; and/or

(c)    any protected disclosure within the meaning of s43A Employment Rights Act 1996 provided, where at the relevant time you are employed by the Company, you have fully complied with the Group’s procedures relating to such disclosures.

19.    Intellectual Property

19.1    You shall promptly disclose to the Company full details of any Invention and/or Works (including, without limitation, any and all computer programs, photographs, plans, records, drawings and models) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during the Employment and which relates or could relate directly or indirectly to the Businesses. You shall treat all Inventions and Works as Confidential Information of the Company and/or any Group Company.

19.2    To the extent not already vested in the Company and/or any Group Company by operation of law, you:

(a)    shall hold any Invention and/or Work on trust for the Company and/or any Group Company until any rights to such Invention and/or Work have been fully and absolutely vested in the Company in accordance with the remaining provisions of this clause 19;

(b)    shall subject to clauses 39-43 of the Patents Act 1977 assign to the Company all patents and rights to apply for patents or other appropriate forms of protection in each Invention throughout the world;

(c)    hereby assign by way of present and future assignment all copyright, design rights and other proprietary intellectual property rights (if any) for their full terms throughout the world in respect of the Works.

(d)    shall execute any document necessary to assign to the Company any rights referred to under this clause 19 and at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires) to vest such rights in the Company including without limitation applying and joining in with the Company in applying for any protection for or registration of any such rights to enable the Company and/or any Group

Company and/or its or their nominee to obtain the full benefit and/or substantiate the rights of the Company and/or any Group Company under paragraphs (a), (b) and (c).

19.3    You acknowledge and agree that the patenting and exploitation of any Invention shall be at the sole discretion of the Company.

19.4    You irrevocably and unconditionally waive in favour of the Company and/or any Group Company any and all moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any Work the rights in which are vested in the Company whether by clause 19.2 or otherwise.

19.5    You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

20.    Garden Leave

20.1    During any period of notice to terminate the Employment (whether given by you or the Company), or if you purport to terminate the Employment in breach of this Agreement, the Board may for all or part of that period, in its absolute discretion (and notwithstanding any other provisions of this Agreement) require you:

(a)    to perform only such of the Duties as it may allocate to you or such other projects or duties as may be required (whether or not they fall within clause 4);

(b)    not to perform any of the Duties;

(c)    not to have any contact (other than purely social contact) or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company and/or any Group Company, except as determined by the Company;

(d)    to disclose to the Company any attempted contact (other than purely social contact) with any person with whom you have been required not to have any contact pursuant to this clause;

(e)    to take any accrued holiday entitlement (in accordance with clause 14.2);

(f)    not to enter any premises of the Company and/or any Group Company nor to visit the premises of any suppliers and/or customers of the Company and/or any Group Company;

(g)    to return as requested by the Company any mobile telephone, SIM card, laptop computer and/or any other Company and/or Group Company property, including Confidential Information, the Company may require; and/or

(h)    to resign immediately from any offices you hold in the Company and/or any Group Company.

20.2    You agree that any action taken on the part of the Company and/or any Group Company pursuant to clause 20.1 shall not constitute a breach of this Agreement of any kind whatsoever nor will you have any claim against the Company and/or any Group Company in respect of such action.

20.3    Without prejudice to any other terms of this Agreement and save as expressly agreed otherwise in clause 20.1 above, during any period in which action is taken on the part of the Company and/or any Group Company pursuant to clause 20.1:

(a)    you shall continue to be entitled to your Base Salary and contractual benefits;

(b)    you shall owe a duty of utmost good faith to the Company and any Group Company; and

(c)    you shall remain an employee of the Company and be bound by the terms and conditions of this Agreement. In particular, you agree that you will not work for any other person or on your own account and save, during any periods of holiday taken under this Agreement, you shall remain readily contactable and available to work for the Company and/or any Group Company.

21.    Payment in lieu of notice

21.1    The Company may in its absolute discretion, terminate the Employment at any time with immediate effect and pay you a sum equal to the Base Salary and the cost to the Company of any benefits you would have received during your notice period (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions ("Payment in Lieu"). The Payment in Lieu shall not include any payment in respect of:

(a)    any bonus payments that might otherwise have been paid to you during the period for which the Payment in Lieu is made; or

(b)    any holiday entitlement that would have accrued to you during the period for which the Payment in Lieu is made.

21.2    The Company will make any payment pursuant to clause 21.1, at its discretion, either within 30 days of the termination of your employment or in equal monthly instalments in arrears until, at the latest, the date on which the period of notice referred to in clause 21.1 would have expired.

21.3    You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 21.1. Nothing in this clause 21 shall prevent the Company from terminating your Employment in breach.

21.4    If having elected to make a Payment in Lieu but either before or after the payment (or any instalment of it) is made, it comes to the Company's attention that it may have been entitled to terminate your employment summarily for a reason within clause 23 or otherwise, then the Company reserves the right not to make the Payment in Lieu (or any outstanding instalment of it) and/or to demand the immediate repayment of it or any instalment which has already been paid.

22.    Termination by the Company without Cause

22.1    Subject to clause 23, in the event that your employment is terminated by the Company without Cause outside of the Transition Period (and other than as a result of your death or Disability) then, subject to and conditional upon your compliance with the terms of this Agreement, you executing the Release within the applicable time period set forth therein, such Release becoming effective in accordance with its terms and you complying with the terms of the Release (collectively, the “Release Requirements”), you shall receive the following benefits:

(a)    Base Salary. You shall receive payment of your Base Salary for 12 months following the Termination Date (such period of time, the “Payment Period”, and such aggregate Base Salary amount payable, the “Transition Salary”). The Transition Salary will be:

(i)    paid to you in equal instalments on the Company’s regular payroll schedule, subject to deduction of such tax and national insurance as the Company is required by law, during the Payment Period; and

(ii)    reduced by any payments that you receive from the Company in respect of any Garden Leave Period and shall be inclusive of any Payment in Lieu; provided however that no portion of the Transition Salary (except for any Payment in Lieu instalment which is due) will be paid prior to the Release Date.

(b)    Bonus. The Company will make a lump sum cash payment to you in an amount equal to the sum of the bonus paid to you in the 12 months prior to the Termination Date multiplied by 0.5 (the “Transition Bonus”). The Transition Bonus shall be payable to you in a lump sum payment, subject to deduction of such tax and national insurance as the Company is required by law, within 30 days following the Release Date.

(c)    Equity Acceleration. Each outstanding Award held by you as at the Termination Date shall immediately vest in full and, if the Award is in the form of an option, become exercisable in accordance with its terms.

23.    Transition Notice

23.1    Either party may serve a Transition Notice during the Transition Period. In the event that either party exercises its right to serve a Transition Notice during the Transition Period then, subject to your compliance with the Release Requirements, you shall receive the following benefits:

(a)    The Transition Salary.

(b)    The Transition Bonus.

(c)    Continued Equity Vesting. You agree that following the Termination Date for a period of 6 months (being equivalent to the duration of your notice period) plus a period of 18 months thereafter (such total period of time, the “Strategic Adviser Period”) you will provide services to the Company and/or the Parent as a strategic adviser, such appointment being on substantially the terms of the letter set out at Schedule 2 to this Agreement (the “Adviser Agreement”). Accordingly, subject to clause 23.2, each Award outstanding as at the Termination Date shall continue to vest (and, if such Award is in the form of an option, become exercisable in accordance with its terms) until the earlier of: (i) such time as it is vested in full in accordance with its terms; (ii) the end of the Strategic Adviser Period; (iii) the date on which you commence alternative employment or engagement with an entity outside of the Group (except for your engagement in (X) voluntary work with not-for-profit charitable organisations; or (Y) such non-executive director and/or advisory and/or minor and non-managerial position(s), in each case with entities that do not compete with the Group and as have been approved in writing in advance by the Company, with such consent not to be unreasonably withheld); and (iv) the date upon which you terminate, or materially breach the terms of, the Adviser Agreement (the “Continued Equity Vesting”).

23.2    As an additional enhancement to the Continued Equity Vesting, subject to and conditional upon your compliance with the Release Requirements, in the event that your employment terminates (x) following your receipt of a Transition Notice from the Company, and (y) within 12 months following the Change in Control Date (and other than as a result of your death or Disability), then each outstanding Award held by you as at the Termination Date shall immediately vest in full and, if the Award is in the form of an option, become exercisable until the earlier of the second anniversary of the Termination Date or the expiration of the original term of such option, subject to any contrary treatment provided in connection with the Change in Control that is consistent with the Plan.

24.    Summary Termination
24.1    Subject to clause 24.2, the Company may terminate the Employment at any time, without notice or pay in lieu of notice or any payment or benefit under clause 22 or 23, and with no liability to make any further payment or provide any benefit to you, save for the amounts accrued due to the Termination Date, if in the reasonable opinion of the CEO or the Board:

(a)    you commit any act of gross misconduct;

(b)    your conduct (whether or not it occurs during or in the context of the Employment) is such that it may bring the Company and/or any Group Company into disrepute and/or is calculated or likely prejudicially to affect the interests of the Company and/or any Group Company;

(c)    you are negligent in the performance of your Duties;

(d)    you commit a fundamental breach of this Agreement or serious and repeated breach of this Agreement;

(e)    you are convicted of any criminal offence (other than an offence under the road traffic legislation in the United Kingdom or abroad for which you are not sentenced to any term of imprisonment, whether immediate or suspended);

(f)    you commit any act of fraud or dishonesty or corrupt practice or a breach of the Bribery Act 2010 relating to the Company and/or any Group Company, any of its or their employees, customers or otherwise;

(g)    you become prohibited by law from being a director, you are removed from office of director pursuant to the Company's articles of association (unless the removal is caused by sickness or injury) or you resign as a director other than pursuant to clause 28;

(h)    a bankruptcy petition is presented against you or you become bankrupt or an interim order is made in respect of you pursuant to section 252 of the Insolvency Act 1986 or you make any arrangement or composition with your creditors generally (including an Individual Voluntary Arrangement) or have a County Court administration order made against you under the County Court Act 1984.

24.2    The Company shall only be permitted to terminate your employment pursuant to clauses 24.1(a), 24.1(b), 24.1(c) or 24.1(d) after:

(a)    Having provided you with written notice describing in reasonable detail the nature of the matter(s) giving rise to the potential termination (the “Cause Notice”);

(b)    Giving you a period of not less than 21 days (the “Cure Period”) to remedy the matter(s) specified in the Cause Notice, if they are reasonable capable of remedy; and

(c)    The matter(s) set out in the Cause Notice not having been remedied by you to the CEO’s and the Board’s reasonable satisfaction within the Cure Period.

24.3    The rights of the Company under this clause 24 are without prejudice to any other rights that it may have at law to terminate the Employment or accept any breach of this Agreement by you as having brought the Agreement to an end and any delay by the Company in exercising its rights under clause 24.1 shall not constitute a waiver of such rights.
25.    Reconstruction and Amalgamation
If the Employment is terminated by reason of any reconstruction or amalgamation of the Company and/or any Group Company whether by winding up or otherwise and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which(considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you shall have no claim against the Company or any Group Company or any such undertaking arising out of or in connection with such termination.
26.    Obligations after Employment

Without prejudice to the other terms of this Agreement, in order to protect the Confidential Information and the Group’s business connections to which you have access as a result of the Employment, you covenant with the Company (on its own behalf and as trustee and agent for each Group Company) that you shall comply with the terms and conditions set out in Schedule 1 to this Agreement.
27.    Property

At any time during the Employment or following its termination (for whatever reason), as requested by the Company and/or any Group Company, you agree to:

(a)    return to the Company and/or any Group Company or irretrievably destroy or delete:

(i)    any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) and/or any copies or extracts of the same relating to the Businesses; and

(ii)    any other property of the Company and/or any Group Company in your possession, custody and/or directly or indirectly under your control;

(b)    inform the Company of all passwords, pass codes, pin numbers and any other similar information used by you in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any Group Company.

28.    Resignation from Appointments

28.1    At any time, at the request of the Company and/or any Group Company, you agree to resign from any directorships, offices, appointments and/or trusteeships which you hold with the Company and/or any Group Company without claim for compensation and your resignation shall not affect in anyway the continuance of this Agreement.

28.2    You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain the full benefit of this clause.

29.    Suspension

In order to investigate a complaint against you of misconduct and/or poor performance, the Company may suspend you for so long as may be necessary to carry out a proper investigation and complete any appropriate disciplinary and/or capability process. During any period of suspension you shall continue to receive your salary and contractual benefits.

30.    Disciplinary and Dismissal Rules

30.1    You are subject to the Company's disciplinary rules and procedures in force from time to time and such other procedures of this nature as may from time to time be adopted. Application of such procedure is at the Company's discretion and is not a contractual entitlement.

30.2    If you are dissatisfied with any disciplinary decision to dismiss you, you should refer such dissatisfaction in writing to the person who took the decision, who will proceed in accordance with the appeal procedure set out in the appropriate Company procedure.

31.    Grievance

If you have any grievance relating to the Employment (other than one relating to a disciplinary decision or a decision to dismiss you), you should refer such grievance in writing in accordance with the Company's grievance procedure in force from time to time. If the grievance is not resolved at this stage, you can appeal in accordance with the appeal procedure set out in the appropriate procedure. Application of the grievance procedure is discretionary and not a contractual entitlement.

32.    Data Protection

32.1    The Company will collect and process information relating to you in accordance with the privacy notice that has been provided to you.

32.2    You shall comply with the Company’s data protection policy or policies from time to time in force when handling personal data in the course of your employment, including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company or any Group Company. Failure to do so may be dealt with as a disciplinary issue.

33.    Warranty

33.1    You warrant that you are not bound by nor subject to any court order, arrangement, obligation (express or implied), restriction or undertaking (contractual or otherwise) which prohibits or restricts you from entering into this Agreement or performing the Duties.

33.2    You undertake to indemnify the Company and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which the Company and/or any Group Company may incur as a result of any claim that you are in breach of any order, arrangement, obligation, restriction or undertaking referred to in clause 33.1.

33.3    You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during the course of your employment.

33.4    You warrant that you have no previous convictions and have not previously been reported for or been subject to investigation for bribery related offences including, without limitation, offences under the Bribery Act 2010.

34.    Deductions

You agree that at any time the Company may deduct from your salary or any other sums owed to you any money you owe to the Company and/or any Group Company.

35.    Power of Attorney

If you fail to comply with any request(s) under clauses 19 or 28, you irrevocably authorise the Company and/or any Group Company to appoint a person in your name and on your behalf to sign any documents or do any things necessary or requisite for the purposes of giving the Company and/or any Group Company and its or their nominee the full benefit of those clauses, as applicable.

36.    Collective Agreements

There are no collective agreements which affect the terms and conditions of your employment.

37.    Entire Agreement
This Agreement sets out the entire agreement and understanding between the parties and supersedes the Prior Agreements and any other previous understandings or arrangements (oral or written) in respect of or in connection with your employment or engagement by the Company or any Group Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

38.    Third Parties

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

39.    Releases and waivers

39.1    The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

39.2    No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

40.    Notices

40.1    Any notice given to a party under or in connection with this Agreement shall be in writing and shall be:

(a)    delivered by hand or by pre-paid first-class post or other next working day delivery service to its registered office (in the case of the Company) or the last known address (in the case of the employee); or

(b)    sent by email to the General Counsel (in the case of the Company) or nsavory7@gmail.com (in your case)

40.2    Any notice shall be deemed to have been received:

(a)    if delivered by hand, at the time the notice is left at the proper address;

(b)    if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second working day after posting; or

(c)    if sent by email, at the time of transmission, or, if this time falls outside business hours in the place of receipt, when business hours resume. In this clause, business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

40.3    This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

41.    Variation

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

42.    Counterparts
42.1    This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

42.2    No counterpart shall be effective until each party has executed and delivered at least one counterpart.

43.    Governing law and jurisdiction

43.1    This Agreement shall be governed by and construed in accordance with English law (except for references to the Exchange Act which shall be interpreted, construed and governed by the internal laws of the State of New Hampshire).

43.2    Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the English courts.

In witness this Deed has been executed on the date appearing at the head of page 1.

Schedule 1 – Post Termination Restrictions

1.    Definitions and interpretation

1.1    In this Schedule, unless the context otherwise requires, the following additional definitions shall apply (in addition to the definitions contained in the Agreement to which this Schedule is annexed and of which it forms a part):

"Restricted Business" means the business of the Company or any part thereof and any other business or part thereof carried on by any Group Company as at the Termination Date and/or during the Protected Period and in respect of which the Duties have been materially concerned or about which you have acquired Confidential Information.

"Customer" means any person who at any time during the Protected Period was a customer of the Company or any Group Company and was a person with whom you had material personal dealings or in relation to whom you have acquired Confidential Information.

"Goods and/or Services" means any goods and/or services competitive with those supplied by the Company or any Group Company at any time during the Protected Period and in relation to which you were materially involved or concerned or for which you were responsible during that period.

"Key Employee" means any person who at any time during the Protected Period is or was employed or engaged by the Company or any Group Company in a senior managerial, sales, marketing, technical or supervisory capacity and with whom you dealt during that period.

"Prospective Customer" means any person who was at any time during the Protected Period engaged in negotiations, with which you were personally involved, with the Company or any Group Company with a view to obtaining goods or services from the Company or any Group Company or in relation to whom you have acquired Confidential Information.

"Protected Period" means the 12 months immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave Period.

"Restriction Period" means the period of 12 months following the Termination Date less any Garden Leave Period.

"Supplier" means any person with whom you have had material dealings as part of the Duties during the Protected Period and who has during that period supplied goods or services to the Company or any Group Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.

2.    Obligations after employment

2.1    You shall not for the Restriction Period hold a Material Interest in a business or venture which:

(a)    is or is about to be in competition with the Restricted Business or any part thereof; or

(b)    is likely to result in the intentional or unintentional disclosure or use of Confidential Information by you in order for you to properly discharge your duties to or further your interest in that business or venture.

2.2    The provisions of clause 2.1 shall not operate so as to prevent you from being engaged, concerned or interested in any business or venture in so far as your work for that business or venture shall relate solely to services or activities with which the Duties were not concerned to a material extent or in relation to which you were not responsible and in relation to which you held no Confidential Information during the Protected Period.
2.3    You shall not for the Restriction Period in respect of any Goods and/or Services:

(a)    deal with or supply any Customer;

(b)    deal with or supply any Prospective Customer; or

(c)    offer employment or any contract for services to or employ or engage any Key Employee.

2.4    You shall not for the Restriction Period in respect of any Goods and/or Services:

(a)    solicit, facilitate the solicitation of or canvass the custom or business of any Customer;

(b)    solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Customer; or

(c)    solicit or entice or endeavour to solicit or entice any Key Employee to leave his employment with or cease his directorship or consultancy with the Company or any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing.

2.5    You shall not for the Restriction Period:

(a)    deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of a Group Company’s arrangement with the Supplier is diminished; or

(b)    solicit, facilitate the solicitation of or canvass the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of a Group Company’s arrangement with the Supplier is diminished;

2.6    You shall not at any time after the Termination Date:

(a)    induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(b)    be held out or represented by you or any other person as being in any way connected with or interested in the Company or any Group Company; or

(c)    disclose to any person or make use of any Confidential Information (except as required by law).

3.    General

3.1    You have given the undertakings in this Schedule to the Company as trustee for itself and each Group Company in the business of which you have been concerned or involved to any material extent during the Employment or which benefits from each undertaking. You agree that each such Group Company may enforce the benefit of each such undertaking. You shall, at the request and expense of the Company, enter into direct undertakings with any such Group Company which correspond to the undertakings in this Schedule.

3.2    You agree that if the Company transfers all or any part of its business to a third party ("transferee"), the restrictions contained in this Schedule 1 shall, with effect from the date of you becoming an employee of the transferee, apply to you as if references to the Company included the transferee and references to any Group Companies were construed accordingly and as if references to customers or suppliers were of the Company and/or the transferee and their respective Group Companies.

3.3    You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

3.4    You acknowledge that you have had the opportunity to take independent legal advice in relation to the undertakings contained in this Schedule.

3.5    The obligations imposed on you by this Schedule extend to you acting not only on your own account but also on behalf of any other firm, company or other person and shall apply whether you act directly or indirectly.

3.6    You warrant that you believe the covenants contained within this Schedule to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.

Schedule 2 – Adviser Agreement

[DATE]

Nigel Savory
[Dovecote Barn
Withyditch
Dunkerton
Bath, BA2 8AY]

Dear Nigel:

We thank you for the contributions that you have made to Bottomline and wish you the best in your next chapter.

Your last day as an employee of Bottomline Technologies Europe Limited (the “Company”) will be [DATE]. However, in recognition of your service and established expertise, Bottomline Technologies, Inc. (“Bottomline”) is offering you the opportunity to serve as a Strategic Advisor, on the terms set out in this letter, from the Effective Date (as defined below) until [DATE] (the “Strategic Adviser Period”).
In consideration of your willingness to serve as a Strategic Advisor in accordance with the terms of this letter each Award (as defined in the Bottomline 2019 Stock Incentive Plan) which is outstanding as at the Effective Date shall continue to vest (and, if such Award is in the form of an option, become exercisable in accordance with its terms) until the earlier of: (i) such time as it is vested in full in accordance with its terms; (ii) the end of the Strategic Adviser Period; (iii) the date on which you commence new alternative employment or engagement (except for your engagement in (X) voluntary work with not-for-profit charitable organisations; or (Y) such non-executive director and/or advisory and/or minor and non-managerial position(s), in each case with entities that do not compete with the Group and as have been approved in writing in advance by the Company, with such consent not to be unreasonably withheld); and (iv) the date upon which you terminate, or materially breach the terms of, this letter.

As a Strategic Advisor, you will make yourself reasonably available to answer reasonable questions, provide historical information, or advise the business on areas that were within the scope of your responsibilities during your employment with the Company.

During the Strategic Adviser Period you may not (without the prior written consent of CEO of Bottomline, not to be unreasonably withheld) be involved in any capacity with a business which would cause or causes a breach by you of any obligations under any agreement between you and the Company and/or Bottomline that continue after the cessation of your employment with the Company.

This engagement takes effect upon the date of your acknowledgment and agreement to this letter by countersignature below (the “Effective Date”).

If you agree with the terms of this letter, please sign where indicated below.

Sincerely,

[NAME]
For and on behalf of Bottomline Technologies, Inc.

Acknowledged and Agreed by Nigel Savory

Signed:
Date:

Executed as a Deed	)
by Nigel Savory	)	/s/ Nigel K. Savory
in the presence of:	)

Witness Name:

Signature of witness:		/s/ Mandy Savory
Name:
Address

Occupation:

Executed as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1))
by Bottomline Technologies Europe Limited	)
acting by Rick Booth	)	/s/ Rick Booth
a director in the presence of:	)

Witness Name:

Signature of witness:		/s/ Brooke Booth
Name:
Address

Occupation:

7610007